Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2014, with respect to the consolidated financial statements and schedule of American Finance Trust, Inc. (formerly American Realty Capital Trust V, Inc.) for the period from January 22, 2013 (date of inception) through December 31, 2013 included in the Annual Report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
April 1, 2016